

CONSOLIDATED BALANCE SHEETS               MediaOne Group, Inc. (1)
(UNAUDITED)                                 June 30,    December 31,
Dollars in millions                          1998          1997
---------------------------------------   ------------  ------------
ASSETS
Current assets:
 Cash and cash equivalents               $        384  $        184
 Accounts and notes receivable                    376           604
 Net investment in assets of
  discontinued operations (2)                       -         4,367
 Other assets                                     120           179
                                          ------------  ------------
   Total current assets                           880         5,334
                                          ------------  ------------

Property, plant and equipment - net             3,379         4,272
Investment in Time Warner Entertainment         2,491         2,486
Investment in AirTouch Communications           5,015             -
Net investment in international ventures          728           742
Net investment in assets held for sale            445           419
Intangible assets - net                        11,886        12,597
Other assets                                      565           933
                                          ------------  ------------
   Total assets                          $     25,389  $     26,783
                                          ============  ============
LIABILITIES AND EQUITY
Current liabilities:
 Short-term debt                         $      2,075  $        735
 Accounts payable                                 125           395
 Deferred revenue and customer deposits            79           108
 Other payables                                   805           950
                                          ------------  ------------
   Total current liabilities                    3,084         2,188
                                          ------------  ------------
Long-term debt                                  3,040         8,228
Deferred income taxes                           4,996         3,276
Deferred credits and other                        604           587

Company-obligated mandatorily redeemable
 preferred securities of subsidiary
 trust holding solely Company-guaranteed
 debentures                                       561         1,080
Preferred stock subject to
 mandatory redemption                             100           100

Shareowners' equity:
 Preferred shares                                 924           923
 Common shares                                 10,515        10,876
 Retained earnings (deficit)                    1,218          (359)
 LESOP guarantee                                    -           (46)
 Accumulated other comprehensive
  income (loss)                                   347           (70)
                                          ------------  ------------
  Total equity                                 13,004        11,324
                                          ------------  ------------
   Total liabilities and equity          $     25,389  $     26,783
                                          ============  ============
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See footnotes on page ___.